Exhibit 10.46

CAPITAL NOTE

AGRP HOLDING CORP.

Dated:                  December 5, 2001

$14,477,419

AGRP HOLDING CORP. (the “Company”) promises to pay to Affinity Group Thrift Holding Corp., a Delaware corporation, or assigns (the “Payee”) the principal sum of Fourteen Million Four Hundred Seventy-Seven Thousand Four Hundred Nineteen and 00/100 Dollars ($14,477,419).

1.                Interest.  The Payee shall be entitled to receive interest from the date hereof at the rate of eleven percent (11%) per annum on the principal amount of this Note outstanding from time to time.  Interest shall be paid at such times as declared by the board of directors of the Company.  Interest not paid shall accumulate and shall be compounded annually until paid.  All interest accumulated under this section shall be paid in full before any distribution is paid or declared to any member of the Company.  If not earlier paid, all accrued and theretofore unpaid interest shall be paid on the Maturity Date.  The Company shall pay interest on overdue principal and on overdue interest (to the full extent permitted by law) at a rate equal to fifteen percent (15%) per annum.

2.                Principal.  The Payee shall be entitled to receive the principal amount of this Note on the Maturity Date.

3.                Liquidation Preference.  In the event of any voluntary dissolution, liquidation, partial liquidation or winding up of the Company, after due payment or provision for payment of the other debts and other liabilities of the Company, the Payee shall be entitled to receive from the net assets an amount (the “Liquidation Payment”) equal to interest accumulated and unpaid pursuant to Section 1 above plus the principal amount hereof, before any distribution shall be made to any member of the Company.

4.                Pre-payment.

                A.                Voluntary Pre-payment.  The Company shall have the option of prepaying this Note in whole or in part at any time and from time to time without penalty or premium.  All payments shall be applied first to accrued interest and then to principal balances.

                B.                Mandatory Pre-payment. To the extent of the Net Proceeds thereof, the Company shall prepay the principal balance of this Note contemporaneously with the closing of a transaction described in clause (iii), (iv) or (v) of the definition of Asset Sale. The Company shall prepay the entire principal balance of this Note contemporaneously with the occurrence of an event described in clauses (i) or (ii) of the definition of Asset Sale.  Prepayments shall be applied in inverse order of maturity.

5.                Defaults and Remedies.  An "Event of Default" occurs if:

      (a)   the Company defaults in the payment of any principal, interest or premium, if any, on the Note when the same becomes due and payable, or otherwise fails to comply with any other provision of this Note and such default is not cured within five business days after the occurrence thereof.

                (b)                the Company, pursuant to Title 11 of the U.S. Code or any similar federal or state law for the relief of debtors as the same may be amended from time to time, (i) commences a voluntary case or proceeding, (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding, (iii) consents to the appointment of a receiver, trustee, assignee, liquidator, sequestrator or similar official charged with maintaining possession or control over property for one or more creditors, (iv) makes a general assignment for the benefit of its creditors, or (v) generally does not pay its debts when such debts become due or admits in writing its inability to pay its debts generally.

      If an Event of Default specified in subparagraph (a) above occurs and is continuing, then the Payee may declare the principal of and interest on the Note to be due and payable immediately.  If an Event of Default specified in subparagraph (b) above occurs and is continuing, the principal of, and premium, if any, and interest on the Note shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Payee.  No course of dealing on the part of the Payee nor any delay or failure on the part of the Payee to exercise any right shall operate as a waiver of such right or otherwise prejudice the Payee’s rights, powers and remedies.  If an Event of Default occurs, the Company will pay to the Payee all costs and expenses, including but not limited to reasonable attorneys' fees, incurred by the Payee in collecting any sums due on this Note or in otherwise enforcing any of the Payee’s rights, powers and remedies.

6.                Seniority.  The indebtedness evidenced by this Note, including all principal, interest, premium, fees, costs and expenses payable by the Company hereunder, shall be expressly junior and subordinate in right of payment to any indebtedness of the Company for borrowed money which is designated as senior indebtedness, whether secured or unsecured (the "Senior Debt").  No payment of principal of or interest on this Note shall be made if the Company is in default, or such payment would result in a default, with respect to the Senior Debt.  Upon any distribution of assets of the Company, upon dissolution, winding-up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Company, or otherwise, Senior Debt shall first be paid in full, or provision made for such payment, in cash, before any payment is made on account of the principal of and interest on this Note.

7.                Miscellaneous.

As used herein, the following terms shall have the meanings given to them hereinbelow:

                “Maturity Date” means the tenth anniversary of the date thereof or such earlier date on which the principal balance of this Note shall become due and payable by the terms hereof, by acceleration or otherwise.

                “Asset Sale” means:  (i) a voluntary or involuntary dissolution or winding up of the Company; (ii) any capital reorganization or reclassification of the equity interests of the Company or consolidation or merger of the Company with or into another entity; (iii) a sale of any of the real property scheduled on Exhibits A-1 through A-11 to that certain real estate purchase agreement dated as of November 1, 2001 made between the Company, as buyer, and Affinity Group, Inc., as seller, (the “Real Property”) or the sale of shares of stock of any subsidiary of the Company holding any Real Property (a “Real Estate Sub”) to an unaffiliated entity; (iv) if theretofore transferred to an affiliate, (a) a sale of any Real Property (or the shares of a Real Estate Sub) by such affiliate to an unaffiliated entity, (b) a capital reorganization or reclassification of the ownership of such affiliate, (c) the consolidation or merger of such affiliate with or into another entity, (d) a distribution by such affiliate including, without limitation, a distribution of any Real Property, or (e) a voluntary or involuntary dissolution or winding up of such affiliate; or (v) the declaration by the Company of any distribution, by dividend or otherwise, of any Real Property or of a Real Estate Sub.

                                “Net Proceeds” means the net amount of cash available to the Company from an Asset Sale after the payment of all expenses incurred in connection with the Asset Sale and after the making of such deposits, escrows or other payments as may be required in connection with any indebtedness to which the Real Property is subject.

                This Note is a contract made under the laws of the state of California and the rights and obligations of the Company and the Payee shall be construed, interpreted and enforced under the laws of such state.

                This Note has not been registered under the Securities Act of 1933, as amended, or the securities laws of the State of California, or any other state.  This note may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement or appropriate exemption from registration under the foregoing laws.  Accordingly, this Note may not be sold, transferred or otherwise disposed of without (i) the opinion of counsel satisfactory to the Company that such transfer may lawfully be made without registration under the Federal Securities Act of 1933 and the securities laws of the State of California or any other applicable state securities laws; or (ii) such registration.  This legend represents a restriction on transferability of this Note.

                IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date first written above.

AGRP HOLDING CORP.

By:	/s/
Name:	Mark J. Boggess
Title:	Senior Vice President